Exhibit 99.1

Delta Financial Reports Fourth Quarter and Full-Year 2006 Results
Record Fourth Quarter and Full-Year 2006 Loan Origination Volume

Woodbury, NY, March 7, 2007 - Delta Financial Corporation (Amex: DFC) today reported its financial results for the three and twelve months ended December 31, 2006.

For the three months ended December 31, 2006, the Company reported net income of $8.0 million, or $0.33 per diluted share, compared to net income of $5.7 million, or $0.27 per diluted share, for the comparable period last year. For the twelve months ended December 31, 2006, the Company reported net income of $29.8 million, or $1.28 per diluted share, compared to net income of $18.0 million, or $0.84 per diluted share, for the comparable period last year.

Fourth Quarter 2006 and Other Highlights

•	Originated a record $1.1 billion of mortgage loans in the fourth quarter of 2006, a 13% increase from the third quarter of 2006 and a 3% increase from the fourth quarter of 2005.
•	Fourth quarter total cost to originate, as a percentage of total loan production decreased to 1.6%.
•	Sold $210 million loans on a whole-loan basis for an average premium of 3.9% in the fourth quarter of 2006.
•	In the fourth quarter of 2006, annualized after-tax return on equity was 22%.
•	Completed an asset-backed securitization collateralized by $625 million of mortgage loans in December 2006.
•	Paid a quarterly cash dividend on January 5, 2007 of $0.05 per share of common stock to stockholders of record on December 26, 2006.
•	Celebrated the 25th anniversary of Delta Funding Corporation, a wholly owned subsidiary of Delta Financial Corporation, in January 2007.

Full-Year 2006 Highlights

•	Originated a record $4.0 billion of mortgage loans for full-year 2006, a 5% increase over the full-year 2005 loan origination volume of $3.8 billion.
•	Mortgage loans held for investment, net increased 37% to approximately $6.4 billion at December 31, 2006, up from $4.6 billion at December 31, 2005.
•	Total cost to originate, as a percentage of total loan production, for the full-year 2006 decreased to 2.0%.
•	Sold $725 million loans on a whole-loan basis for an average premium of 3.7% for the full-year 2006.
•
Increased warehouse lines of credit during 2006 by $500 million, bringing total available liquidity for these facilities to $1.75 billion, through RBS Greenwich Capital, Citigroup, Bank of America, and two new providers, JPMorgan Chase and Deutsche Bank.

Hugh Miller, president and chief executive officer said, “We are pleased to deliver such positive results as we continue to distinguish ourselves in the sector, particularly during a time that so many have struggled with loan performance, profitability and loan production issues. We attribute these results to predominantly two factors - our tenure and experience in the industry and our distinct business model.”

Mr. Miller stated, “The majority of our senior management team has been with Delta in excess of 10 years. Of note, I have been with the Company for 22 years and our Chief Financial Officer has been with us for 14 years. This longstanding tenure has given us an advantage, having managed the business through many different interest rate, economic and competitive cycles, and shaped our long-term outlook when considering different business options for the Company.”

Mr. Miller continued, “Coupled with managements’ depth and breadth of experience are the key distinguishing elements of our business model, which include originating predominantly fixed-rate loans, retaining the majority of the loans we originate and maintaining a diversified origination platform in which approximately 50 percent of our loan production emanates from our retail franchise.”

“Throughout our 25 years, we recognized that prudent underwriting is the key to long-term profitability. As a result, we choose to focus on loan products that we believe have the appropriate risk-adjusted returns, and have not sacrificed credit quality to boost loan volume or gain market share. We have not engaged in originating material amounts of the riskier, esoteric products, such as interest-only adjustable-rate mortgages, 80/20 loans and the ‘as stated’ wage earner 100 percent loan-to-value mortgage. These products have been credited as the leading causes of early payment defaults and increased repurchases throughout the sector. In addition, we did not have to materially change our product offerings or underwriting guidelines. The bottom line is that we have not experienced the negative effects on loan production and profitability that sudden and significant product contraction can cause,” stated Mr. Miller.

“Our focus on originating fixed-rate loans - over 87 percent in 2006 - provides several advantages for Delta. Specifically, our fixed-rate mortgages have performed significantly better than our adjustable-rate mortgages over the long term, from both a prepayment and credit perspective, in all types of interest rate and market environments, yielding greater profitability for Delta. The fact that fixed-rate mortgages do not experience unexpected increases in monthly payments, or payment shock, which occur in the case of adjustable-rate mortgages, is the principal reason fixed-rate mortgages exhibit better performance. Additionally, our whole-loan sale experience underscores the benefit of our focus on fixed-rate products as we have received an immaterial amount of repurchase requests and, at the same time, have continued to receive whole-loan premiums in the three-percent range,” said Mr. Miller.

Additional Fourth Quarter and Full-Year 2006 Financial Results

The Company’s net interest income, after provision for loan losses, increased to $30.2 million in the fourth quarter of 2006, from $26.2 million in the fourth quarter of 2005. For the twelve months ended December 31, 2006, net interest income, after provision for loan losses, increased to $118.6 million, compared to $94.4 million for the same period one year ago. The increase in net interest income, after provision for loan losses for both the quarter and the year, was attributable to the Company’s increase in its mortgage loans held for investment. For the year ended December 31, 2006, approximately 73 percent of the Company’s net revenues (net interest income after provision for loan losses and total non-interest income) were derived from its loan portfolio, which represents an increase from 69 percent one year ago.

“In 2006, we continued to build our on-balance sheet loan portfolio by retaining the majority of the loans we originated. We grew this loan portfolio during 2006 by 37 percent, exceeding our previously stated growth goal for 2006 of 35 percent. As we continue our strategy of retaining the majority of the loans we originate, we anticipate increasing our loan portfolio by at least 20 percent in 2007 from the $6.4 billion outstanding as of December 31, 2006,” explained Mr. Miller. “We believe this strategy will deliver a more consistent and predictable stream of earnings as we create a future stream of income with each loan we retain, reducing the potential earnings volatility associated with gain-on-sale accounting where all income is recognized at the time of sale.”

Other income, which primarily consists of the realized and unrealized gains on the Company’s excess cashflow certificates, totaled $1.8 million and $11.2 million for the quarter and year ended December 31, 2006, respectively. The amount of the realized and unrealized gains recorded on the Company’s excess cashflow certificates relates to the better-than-expected loan performance experienced on the underlying securitized loan pools during both periods.

The Company increased its allowance for loan losses to $55.3 million, or 86 basis points of the outstanding net loan portfolio at December 31, 2006, compared to $36.8 million, or 79 basis points of the outstanding net loan portfolio at December 31, 2005. The overall increase in the loss allowance reflects the increase in the overall size of the loan portfolio, the performance of the current loan portfolio and the seasoning of the loans held for investment. The Company’s allowance for loan losses at December 31, 2006, is intended to account for future principal losses expected to be incurred over the next 18 to 24 months on the year-end 2006 outstanding loan portfolio. During the fourth quarter of 2006, the Company charged-off $4.3 million, or 28 basis points annualized, against its allowance, compared to $2.4 million, or 16 basis points in the third quarter of 2006.

“While we have seen delinquencies increase in our loan portfolio as it seasons - 90+ day delinquencies totaled five percent at December 31, 2006 - those delinquencies generally have been within our expectations. Our loss experience has been relatively low for two reasons. First, our loan portfolio at December 31, 2006 was seasoned only 13 months on a weighted-average basis. Second, the loans we originated in 2004 have performed better than expected, due in part to a low interest rate environment and a significant appreciation in the market values of homes during that period of time. As we have previously stated, we expect delinquencies and losses to increase further given the overall slowdown in housing appreciation and as our loan portfolio seasons. We will continue to adjust our allowance for loan losses in the upcoming quarters in accordance with the performance of the loan portfolio,” said Mr. Miller.

Loan Originations and Characteristics

Mr. Miller stated, “In the fourth quarter of 2006, we grew our retail production by 15 percent, over the same period in 2005, to a record $587.1 million, or 52 percent of total origination volume. This growth was predominantly a result of our 12 percent increase in retail sales staff facilitated by our third quarter 2006 retail office expansion efforts. Our loan officers in the retail channel totaled 464 at December 31, 2006, and we expect to continue to increase this sales force to support future growth.”

Mr. Miller continued, “Having such a large percentage of our loans originated through our retail channel yields measurable benefits for Delta, as this channel is more profitable and less competitive than the wholesale channel. Our net retail cost to originate is materially lower, at 1.1 percent in the fourth quarter of 2006, compared to 2.2 percent in the wholesale channel during the same period.”

The following tables provide information on the Company’s loan originations by loan type and origination channel for the three and twelve months ended December 31, 2006 and 2005:

	Three Months Ended December 31,		Twelve Months Ended December 31,
Loan Type:	2006	2005	2006	2005
Fixed-Rate Mortgages	92%	84%	87%	79%
Adjustable-Rate Mortgages	8%	16%	13%	21%
Total	100%	100%	100%	100%

(Dollars in thousands)	For the Three Months Ended December 31,				Quarter-Over-Quarter
Origination Channel:	2006		2005		Percentage Change
Wholesale	$ 534,012	48%	$ 583,461	53%	-8%
Retail	587,146	52%	510,174	47%	15%
Total	$ 1,121,158	100%	$ 1,093,635	100%	3%

(Dollars in thousands)	For the Twelve Months Ended December 31,				Year-Over-Year Percentage Change
Origination Channel:	2006		2005
Wholesale	$ 2,073,124	51%	$ 2,065,638	54%	0%
Retail	1,958,302	49%	1,770,007	46%	11%
Total	$ 4,031,426	100%	$ 3,835,645	100%	5%

Mr. Miller concluded, “Despite the recent turmoil in the sector there continues to be a genuine need for non-prime loans, and we believe we are positioned to capitalize on such opportunities. In fact, we are not seeing the same seasonal decline in originations in the first quarter of 2007 that we have historically experienced.”

Secondary Marketing (Securitization and Loan Sales)

During the fourth quarter of 2006, the Company closed a securitization under its Renaissance Mortgage Acceptance Corp. shelf, collateralized by $625 million of mortgage loans. The Company also sold approximately $210 million in loans on a whole-loan basis during the fourth quarter of 2006 for an average whole-loan sale premium of 3.9 percent.

The following table sets forth certain information regarding loan securitizations and loans sold on a whole-loan basis during the three and twelve months ended December 31, 2006 and 2005:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands)	2006	2005	2006	2005
Loan securitizations - portfolio based	$624,999	$874,998	$3,149,976	$3,199,997
Whole-loan sales	209,650	170,518	725,112	561,487
Total securitizations and whole-loan sales	$834,649	$1,045,516	$3,875,088	$3,761,484

Conference Call and Webcast

The Company will host a conference call to discuss its financial results at 11 AM EST today, March 7, 2007. The live conference call can be accessed by dialing (866) 585-6398 (domestic) or (416) 849-9626 (international). A live listen-only webcast of the conference call will be available in the Corporate Highlights portion of the Investor Relations section of the Company’s website at http://www.deltafinancial.com. A replay of the conference call and the question/answer session will be available on the Company’s website shortly after the live call is completed, and will be available through March 21, 2007. The telephone replay will also be available shortly after the live call is completed and can be accessed by dialing (866) 245-6755 (domestic) or (416) 915-1035 (international), and using the code: 509377.

About the Company

Founded in 1982, Delta Financial Corporation is a Woodbury, New York-based specialty consumer finance company that originates, securitizes and sells non-conforming mortgage loans. The Company’s loans are primarily fixed rate and secured by first mortgages on one- to four-family residential properties. The Company originates non-conforming loans through a network of approximately 3,200 independent brokers and the Company’s retail offices. Since 1991, Delta has completed 50 asset-backed securitizations, collateralized by approximately $18.0 billion in mortgage loans.

For More Information Contact:

For More Information Contact:
Investors: Jayne L. Cavuoto-Krafchik	Media: Drew Biondo
Director of Investor Relations	Director of Corporate Communications
(516) 812-8217	(516) 812-8208
jcavuoto@deltafinancial.com	dbiondo@deltafinancial.com

Important Information Regarding Forward-Looking Statements. Certain statements contained in this press release, which are not historical fact, may be deemed to be “forward-looking” statements under the federal securities laws, and involve risk and uncertainties. Forward-looking statements relate to, among other things, our projections as to our future earnings, profitability, net interest income, growth, cost to originate, loan production, loan portfolio size, prepayment rates, the advantages of the Company’s retail platform, emphasis on originating fixed-rate loans, future product offerings and the pricing and timing of future securitizations, as well as the future increases in loan delinquencies and the adequacy of our allowance for loan losses. There are many important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, the availability of funding at favorable terms and conditions, including, without limitation, the availability of warehouse, residual and other credit facilities; our ability or inability to continue to access the securitization and whole-loan markets on favorable terms and conditions; competition; loan losses, loan prepayment rates, delinquency and default rates; repurchase obligations, early payment default, costs and potential liabilities associated with litigation, our regulatory settlements with state and federal agencies and other regulatory compliance matters and changes (legislative or otherwise) affecting mortgage lending activities and the real estate market; general economic conditions, including interest rate risk, future residential real estate values, and demand for our products and services; the state of the housing market; and other risks identified in our filings with the Securities and Exchange Commission, including those discussed in our Form 10-K under the captions “Business-Forward Looking Statements and Risk Factors” and “Risk Factors” and our Form 10-Q under the caption “Risk Factors.” We disclaim any obligation to update or revise any of the forward-looking information contained in this press release at any future date, except as required under applicable securities laws.

DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Interest income	$130,308	$90,437	$467,330	$290,829
Interest expense	91,306	56,571	319,600	167,792
Net interest income	39,002	33,866	147,730	123,037
Provision for loan losses	8,809	7,664	29,085	28,592
Net interest income after provision for loan losses	30,193	26,202	118,645	94,445

Non-interest income:
Net gain on sale of mortgage loans	9,957	7,779	33,558	27,193
Other income	1,767	3,015	11,214	14,674
Total non-interest income	11,724	10,794	44,772	41,867

Non-interest expense:
Payroll and related costs	17,338	16,574	67,436	63,524
General and administrative	11,453	11,226	47,427	42,467
Loss (gain) on derivative instruments	14	42	(147)	908
Total non-interest expense	28,805	27,842	114,716	106,899

Income before income tax expense	13,112	9,154	48,701	29,413
Provision for income tax expense	5,134	3,467	18,936	11,458
Net income	$7,978	$5,687	$29,765	$17,955

Per Share Data:
Basic - weighted average number of shares outstanding	23,256,675	20,409,717	22,477,213	20,349,515
Diluted - weighted average number of shares outstanding	24,030,175	21,320,825	23,278,375	21,283,220

Basic earnings per share - net income	$0.34	$0.28	$1.32	$0.88
Diluted earnings per share - net income	$0.33	$0.27	$1.28	$0.84

DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	At December 31,
	2006	2005
Assets:
Cash and cash equivalents	$5,741	$4,673
Mortgage loans held for investment, net of discounts and deferred origination fees	6,413,687	4,663,662
Less: Allowance for loan losses	(55,310)	(36,832)
Mortgage loans held for investment, net	6,358,377	4,626,830
Trustee receivable	73,361	56,164
Accrued interest receivable	41,684	26,952
Excess cashflow certificates	1,209	7,789
Equipment, net	8,287	6,688
Accounts receivable	4,872	5,123
Prepaid and other assets	49,836	30,508
Deferred tax asset	45,760	54,875
Total assets	$6,589,127	$4,819,602

Liabilities and Stockholders’ Equity
Liabilities:
Bank payable	$1,557	$1,921
Warehouse financing	335,865	222,843
Financing on mortgage loans held for investment, net	6,017, 947	4,436,938
Other borrowings	5,970	4,785
Accrued interest payable	25,052	13,091
Accounts payable and other liabilities	53,160	33,242
Total liabilities	6,439,551	4,712,820

Stockholders’ Equity
Common stock	234	207
Additional paid-in capital	141,984	121,561
Retained earnings (accumulated deficit)	10,180	(15,077)
Accumulated other comprehensive (loss) income, net of taxes	(1,504)	2,536
Unearned common stock held by stock incentive plan	--	(1,127)
Treasury stock, at cost	(1,318)	(1,318)
Total stockholders’ equity	149,576	106,782
Total liabilities and stockholders’ equity	$6,589,127	$4,819,602